
--------------                                                                                        ------------------------------
|   FORM 3   |                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION            |        OMB APPROVAL        |
--------------                                         WASHINGTON, D.C. 20549                         ------------------------------
                                                                                                      | OMB Number: 3235-0104      |
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         ------------------------------
                                                                                                      | Expires: January 31, 2005  |
                                                                                                      ------------------------------
                                   Filed pursuant to Section 16(a) of the Securities Exchange Act     | Estimated  average  burden |
                                    of 1934, Section 17(a) of the Public Utility Holding Company      | hours per response....0.5  |
                                 Act of 1935 or Section 30(h) of the Investment Company Act of 1940   ------------------------------

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*   2. Date of Event    4. Issuer Name and Ticker or Trading Symbol
                                              Requiring
                                              Statement           Lyondell Chemical Company
   Occidental Petroleum Corporation           (Month/Day/         LYO
----------------------------------------      Year)            ---------------------------------------------------------------------
   (Last)        (First)       (Middle)                        5. Relationship of Reporting             6. If Amendment, Date of
                                              08/22/2002          Person(s) to Issuer                      Original (Month/Year)
                                           -----------------      (Check all applicable)
   10889 Wilshire Boulevard                3. I.R.S.
----------------------------------------      Identification       Director         X  10% Owner        ----------------------------
              (Street)                        Number of        ---                 ---                  7. Individual or Joint/Group
                                              Reporting            Officer (give       Other (specify      Filing (Check Applicable
                                              Person, if an    --- title below)    --- below)              Line)
   Los Angeles     California     90024       Entity
----------------------------------------      (voluntary)                                                   Form Filed by One
   (City)           (State)       (Zip)                                                                 --- Reporting Person
                                              95-4035997                                                 X  Form Filed by More Than
                                                                 ----------------------------------     --- One Reporting Person
----------------------------------------   -----------------   ---------------------------------------   ---------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   2. Amount of Securities     3. Ownership Form:              4. Nature of Indirect Beneficial
    (Instr. 3)                            Beneficially Owned          Direct (D) or Indirect (I)      Ownership
                                          (Instr. 4)                  (Instr. 5)
------------------------------------   -------------------------   -----------------------------   ---------------------------------
   Series B Common Stock                       34,000,000                        I                    by wholly owned subsidiary (1)
------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

------------------------------------   -------------------------   -----------------------------   ---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 3 (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,
                                                  OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Date Exercisable and   3. Title and Amount of Underlying   4. Conversion   5. Ownership    6. Nature of
   Security                 Expiration Date           Securities                          or Exer-        Form of         Indirect
   (Instr. 3)               (Month/Day/Year           (Instr. 3 and 4)                    cise Price      Derivative      Beneficial
                                                                                          of Deriv-       Security:       Ownership
                         -----------------------   ---------------------------------      ative           Direct (D)      (Instr. 4)
                            Date        Expir-                            Amount or       Security        or Indir-
                            Exer-       ation             Title           Number of                       ect (I)
                           cisable       Date                               Shares                        (Instr. 5)
----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------
Warrants                   Immed-     08/22/2007       Common Stock       5,000,000       $25.0000           I          by indirect
                           iately                                                                                       wholly owned
                                                                                                                        subsid-
                                                                                                                        iary (1)
----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------

----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------

----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------

----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------

----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------

----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------

----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------

----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------

----------------------   ----------   ----------   -------------------   -----------   -------------   -------------   -------------
Explanation of Responses:
(1)  Owned by Occidental Chemical Holding Corporation, an indirect wholly-owned subsidiary of Occidental Petroleum Corporation.

                                                                             OCCIDENTAL PETROLEUM CORPORATION
** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                By:/s/ J. R. HAVERT                  September 3, 2002
                                                                                -------------------------------   ------------------
                                                                                **Signature of Reporting Person          Date
Note: File three copies of this Form, on of which must be manually              Name:  J. R. Havert
      signed. If space is insufficient, see Instruction 6 for                   Title: Vice President and
      procedure.                                                                       Treasurer

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                             JOINT FILER INFORMATION


Name:                                   Occidental Chemical Holding Corporation

Address:                                10889 Wilshire Boulevard
                                        Los Angeles, California 90024

Designated Filer:                       Occidental Petroleum Corporation

Issuer & Ticker Symbol:                 Lyondell Chemical Company (LYO)

Date of Event Requiring Statement:      August 22, 2002

Signature:                              OCCIDENTAL CHEMICAL HOLDING CORPORATION


                                        By: /s/ J. R. HAVERT
                                           -------------------------------------
                                           Name:  J. R. Havert
                                           Title: Vice President and Treasurer

                             JOINT FILER INFORMATION


Name:                                   Occidental Petroleum Investment Co.

Address:                                10889 Wilshire Boulevard
                                        Los Angeles, California 90024

Designated Filer:                       Occidental Petroleum Corporation

Issuer & Ticker Symbol:                 Lyondell Chemical Company (LYO)

Date of Event Requiring Statement:      August 22, 2002

Signature:                              OCCIDENTAL PETROLEUM INVESTMENT CO.


                                        By: /s/ J. R. HAVERT
                                           -------------------------------------
                                           Name:  J. R. Havert
                                           Title: Vice President and Treasurer